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                                                                    EXHIBIT 10.1

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                              SEPARATION AGREEMENT

                                 BY AND BETWEEN

                        FIDELITY NATIONAL FINANCIAL, INC.

                                       AND

                       FIDELITY NATIONAL TITLE GROUP, INC.

                      DATED AS OF ___________________, 2005

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                                TABLE OF CONTENTS

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
ARTICLE 1. DEFINITIONS..................................................................................     1

      Section 1.1.  General.............................................................................     1
      Section 1.2.  Interpretation......................................................................     5

ARTICLE 2. CONTRIBUTION OF TRANSFERRED BUSINESSES.......................................................     6

      Section 2.1.  No Representations or Warranties....................................................     6

ARTICLE 3. EXCHANGE OFFER...............................................................................     6

      Section 3.1.  Exchange Offer......................................................................     6

ARTICLE 4. FINANCIAL INFORMATION........................................................................     7

      Section 4.1.  Financial and Other Information.....................................................     7

ARTICLE 5. CORPORATE GOVERNANCE.........................................................................    12

      Section 5.1.  Corporate Governance Covenants......................................................    12

      Section 5.2.  Stock Issuances.....................................................................    13

ARTICLE 6. ACCESS TO INFORMATION........................................................................    13

      Section 6.1.  Restrictions on Disclosure of Information...........................................    13
      Section 6.2.  Legally Required Disclosure of Information..........................................    14
      Section 6.3.  Access to Information...............................................................    14
      Section 6.4.  Record Retention....................................................................    15
      Section 6.5.  Production of Witnesses.............................................................    15
      Section 6.6.  Reimbursement.......................................................................    15
      Section 6.7.  Other Agreements Regarding Access to Information....................................    15

ARTICLE 7. ADDITIONAL COVENANTS.........................................................................    16

      Section 7.1.  Performance.........................................................................    16
      Section 7.2.  Insurance Matters...................................................................    16

ARTICLE 8. INDEMNIFICATION..............................................................................    16

      Section 8.1.      Indemnification by FNT Group....................................................    16
      Section 8.2.      Indemnification by FNF Group....................................................    17
      Section 8.3.      Claim Procedure.................................................................    18
      Section 8.4.      Contribution....................................................................    20
      Section 8.5.      Limitations.....................................................................    21

ARTICLE 9. MISCELLANEOUS................................................................................    22

      Section 9.1.      Governing Law...................................................................    22
      Section 9.2.      Jurisdiction....................................................................    22
      Section 9.3.      Dispute Resolution..............................................................    22
      Section 9.4.      Notices.........................................................................    24
      Section 9.5.      Binding Effect and Assignment...................................................    24
      Section 9.6.      Severability....................................................................    25
      Section 9.7.      Entire Agreement................................................................    25
      Section 9.8.      Counterparts....................................................................    25
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
      Section 9.9.      Expenses........................................................................    25
      Section 9.10.     Amendment.......................................................................    25
      Section 9.11.     Waiver..........................................................................    25
      Section 9.12.     Authority.......................................................................    26
      Section 9.13.     Construction of Agreement.......................................................    26
      Section 9.14.     Termination.....................................................................    27
      Section 9.15.     Limitation on Damages...........................................................    27
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      This Separation Agreement (this "Agreement") is entered into as of
______________, 2005, by and between Fidelity National Financial, Inc., a
Delaware corporation ("FNF"), and Fidelity National Title Group, Inc., a
Delaware corporation and a subsidiary of FNF ("FNT").

                                    RECITALS

      WHEREAS, the Board of Directors of FNF has determined that it is in the best interests of FNF and its stockholders to contribute the stock of certain
FNF subsidiaries (the "Transferred Businesses") to FNT and distribute a minority interest in the capital stock of FNT to the stockholders of FNF as a dividend
(the "Distribution"); and

      WHEREAS, in connection with the foregoing and to set forth certain aspects of their ongoing relationship after the Distribution, the parties and their respective subsidiaries are entering into a number of agreements, including this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

Section 1.1. General.

      As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Access" has the meaning set forth in Section 6.3.

      "Action" means any demand, action, lawsuit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

      "Affiliate" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that, for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

      "Agreement" has the meaning given in the Preamble.

      "Ancillary Agreements" means each of the Corporate Services Agreements, the Mirror Notes, the Tax Matters Agreement, the Employee Matters Agreement, the
Registration Rights Agreement, the Intellectual Property Cross License
Agreement, and each other agreement or instrument to be entered into in connection with the Distribution, including any exhibits, schedules, attachments, tables or other appendices thereto, and each other agreement and other instrument contemplated herein or in any of the foregoing, all as may be amended from time to time.

      "Annual Financial Statements" has the meaning set forth in Section 4.1(a)(v).

      "Arbitrator" has the meaning set forth in Section 9.3(c).

      "Business Day" means any day, other than a Saturday or Sunday, or a day on which banking institutions are authorized or required by law or regulation to close in Jacksonville, Florida or New York, New York.

      "Claim Notice" has the meaning set forth in Section 8.3(a).

      "Claimed Amount" has the meaning set forth in Section 8.3(a).

      "Class A Common Stock" and "Class B Common Stock" shall mean, respectively the Class A Common Stock and Class B Common Stock, par value $.0001 per share, of FNT.

      "Code" has the meaning set forth in Section 5.2.

      "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

      "Controlling Party" has the meaning set forth in Section 8.3(d)(ii).

      "Coordinated Reporting Period" has the meaning set forth in Section
4.1(a).

      "Corporate Services Agreements" means the two Corporate Services Agreements to be entered into between FNF and FNT, and the two Corporate Services Agreements to be entered into between FIS and FNT, each as may be amended from time to time.

      "Cut-off Date" has the meaning set forth in Section 4.1(a).

      "Damages" means all losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, obligations, liens, forfeitures, settlements, payments, costs, fees or expenses (including reasonable attorneys' fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

      "Disclosing Party" has the meaning set forth in Section 6.2.

      "Dispute" has the meaning set forth in Section 9.3(a).

      "Distribution" has the meaning set forth in the Recitals.

      "Distribution Date" means the date as of which the Distribution is effected.

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

      "Employee Matters Agreement" means that certain Employee Matters Agreement entered into by and between FNF and FNT, as may be amended from time to time.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

      "Financial Statements" means the Annual Financial Statements and Quarterly Financial Statements collectively.

      "FNF" has the meaning set forth in the preamble.

      "FNF Annual Statements" has the meaning set forth in Section 4.1(b)(ii).

      "FNF Business" means the businesses or operations of the FNF Group other than the Transferred Businesses.

      "FNF Debt Securities" has the meaning set forth in Section 3.1.

      "FNF Group" means FNF, the FNF Subsidiaries and each Person that is an Affiliate of FNF (other than any member of the FNT Group) immediately after the Distribution Date, and each other Person that becomes an Affiliate of FNF after the Distribution Date.

      "FNF Indemnified Parties" has the meaning set forth in Section 8.1.

      "FNF Public Filings" has the meaning set forth in Section 4.1(a)(x)

      "FNF Subsidiaries" means all direct and indirect Subsidiaries of FNF.

      "FNF's Auditors" has the meaning set forth in Section 4.1(b)(i).

      "FNT" has the meaning given in the Preamble.

      "FNT Group" means FNT, the FNT Subsidiaries and each Person that FNT directly or indirectly controls immediately after the Distribution Date, and each other Person that becomes an Affiliate of FNT after the Distribution Date.

      "FNT Indemnified Parties" has the meaning set forth in Section 8.2.

      "FNT Indemnitees" means FNT, each Affiliate of FNT and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

      "FNT Public Filings" has the meaning set forth in Section 4.1(a)(vi).

      "FNT Subsidiaries" means all direct and indirect Subsidiaries of FNT.

      "FNT Voting Stock" has the meaning set forth in Section 5.1.

      "FNT's Auditors" has the meaning set forth in Section 4.1(b)(i).

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      "GAAP" means U.S. generally accepted accounting principles, consistently applied.

      "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, administrative or governmental authority, including the NYSE.

      "Group" means either the FNF Group or the FNT Group, as the context requires.

      "Indemnifiable Losses" mean all Damages suffered by an Indemnitee, including any reasonable out-of-pocket fees, costs or expenses of enforcing any indemnity hereunder; provided that "Indemnifiable Losses" shall not include any such Damages caused by, resulting from or arising out of the gross negligence, willful misconduct or fraud of such Indemnitee.

      "Indemnified Party" has the meaning set forth in Section 8.3(a).

      "Indemnifying Party" has the meaning set forth in Section 8.3(a).

      "Indemnitee" means a Person who or which may seek indemnification under this Agreement.

      "Intellectual Property Cross License Agreement" means that certain Intellectual Property Cross License Agreement entered into by and between FNF and FNT, as may be amended from time to time.

      "IRS" means the United States Internal Revenue Service.

      "Mirror Notes" has the meaning set forth in Section 3.1.

      "Non-controlling Party" has the meaning set forth in Section 8.3(d)(ii).

      "NYSE" means the New York Stock Exchange, Inc.

      "Owning Party" has the meaning set forth in Section 6.2.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof.

      "Possessor" has the meaning set forth in Section 6.3.

      "Quarterly Financial Statements" has the meaning set forth in Section 4.1(a)(iv).

      "Registration Rights Agreement" means the Registration Rights Agreement to be entered into between FNF and FNT prior to the Distribution, as may be amended from time to time.

      "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

      "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

      "Representatives" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

      "Requestor" has the meaning set forth in Section 6.3.

      "Retention Period" has the meaning set forth in Section 6.4.

      "SEC" means the United States Securities and Exchange Commission, or any successor agency.

      "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

      "Steering Committee" has the meaning set forth in Section 9.3(a).

      "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that unless the context otherwise requires, references to Subsidiaries of FNF will not include the entities that will be transferred to FNT or other members of the FNT Group pursuant to this Agreement, whether the transfer of such entities occurs prior to or after the Distribution Date.

      "Tax Matters Agreement" means that certain Tax Matters Agreement entered by and between FNF and FNT, as may be amended from time to time.

      "Tax" and "Taxes" each mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

      "Third-Party Claim" has the meaning set forth in Section 8.3(d)(i).

      "Transferred Businesses" has the meaning set forth in the Recitals.

Section 1.2. Interpretation.

      (a) For purposes of this Agreement (including all exhibits, schedules and amendments), unless the context otherwise requires, (i) all terms defined herein include the plural as well as the singular, and the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so requires, (ii) all accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP, and

(iii) references to any Person include successors of such Person by consolidation and merger and transferees of all or substantially all its assets (provided that such successor has duly assumed in writing all such Person's obligations, if any, hereunder).

      (b) Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import refer to this Agreement, unless the context requires otherwise.

      (c) References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to the same as it may from time to time be changed, amended or extended in accordance with its terms.

      (d) All references in this Agreement to times of the day shall be to the city of Jacksonville, Florida time.

               ARTICLE 2. CONTRIBUTION OF TRANSFERRED BUSINESSES

Section 2.1. No Representations or Warranties.

      FNT (on behalf of itself and each member of the FNT Group) acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, (a) no member of the FNF Group is making any representations or warranties, express or implied, in this Agreement, any Ancillary Agreement or any other agreement contemplated hereby or thereby, as to any Transferred Businesses, including without limitation as to the title to such entities' shares or other ownership interests or as to the assets, liabilities, business or financial condition of such entities, all such transfers being made on an "as-is, where-is" basis and (b) FNT and its Affiliates will bear the economic and legal risks that any conveyance will prove to be sufficient to vest in them good and marketable title, free and clear of any security interest, pledge, lien, charge, claim or other encumbrance of any nature whatsoever and that any consents or approvals, and that any requirements of laws or judgments, with respect to the transfer of the Transferred Businesses, have been received or met.

                           ARTICLE 3. EXCHANGE OFFER

Section 3.1. Exchange Offer.

      Concurrently with the contribution to FNT of the Transferred Businesses, FNT issued to FNF two promissory notes, each in an aggregate principal amount equal to $250 million (the "Mirror Notes"). Each Mirror Note has an interest rate and a final maturity that is the same as that of a series of FNF's public debt securities as of the Distribution Date (the "FNF Debt Securities"), and further provides that it may be redeemed in whole or in part upon delivery to FNF of an equal principal amount of FNF Debt Securities of the corresponding Series. FNT agrees that, upon request of FNF, it will conduct one or more exchange offers, in which FNT will offer to exchange newly-issued notes of FNT for outstanding FNF Debt Securities, and upon completion thereof shall deliver to FNF any FNF Debt Securities so obtained in redemption of Mirror Notes. Any such exchange offer shall be conducted on such terms and in such manner as FNF shall direct, provided that FNT's consent (which shall not be unreasonably withheld or delayed) shall be required for any material deviation of such terms or manner from the customary terms or manner of similar exchange offers.

                        ARTICLE 4. FINANCIAL INFORMATION

Section 4.1. Financial and Other Information.

      (a) Financial Information. FNT agrees that, for so long as FNF is required to consolidate the results of operations and financial position of FNT and any other members of the FNT Group or to account for its investment in FNT under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements) (such period, the "Coordinated Reporting Period," and the final day of such period, the "Cut-off Date"):

            (i) Disclosure Controls. FNT will, and will cause each other member of the FNT Group to, maintain, as of and after the Distribution Date, disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 promulgated under the Exchange Act; FNT will cause each of its principal executive and principal financial officers to sign and deliver certifications to FNT's periodic reports and will include the certifications in FNT's periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; FNT will cause its management to evaluate FNT's disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; FNT will disclose in its periodic reports filed with the SEC information concerning FNT management's responsibilities for and evaluation of FNT's disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of FNT's independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, FNT will, and will cause each other member of the FNT Group to, maintain as of and after the Distribution Date, internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the FNT Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the FNT Group are authorized at the appropriate level within FNT, and (D) unauthorized use or disposition of the assets of any member of the FNT Group that could have a material effect on the Financial Statements is prevented or detected in a timely manner.

            (ii) Fiscal Year. FNT will, and will cause each member of the FNT Group organized in the U.S. to, maintain a fiscal year that commences and ends on the same calendar days as FNF's fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as FNF's monthly accounting periods commence and end.

            (iii) Monthly Financial Reports. No later than ten (10) Business Days after the end of each monthly accounting period of FNT thereafter (including the last monthly accounting period of FNT of each fiscal year), FNT will deliver to FNF a consolidated income statement and balance sheet for FNT for such period, in such format and detail as FNF may request.

            (iv) Quarterly Financial Statements. As soon as practicable, and in any event no later than ten (10) Business Days prior to the date on which FNF is required to file a Form 10-Q with the SEC for each of the first three (3) fiscal quarters in each fiscal year of FNF, FNT will deliver to FNF drafts of (A) the consolidated financial statements of the FNT Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of FNT the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by management of the FNT Group's financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the "Quarterly Financial Statements." FNT may continue to revise such draft Quarterly Financial Statements prior to the filing thereof in order to make corrections and changes which corrections and changes will be delivered by FNT to FNF as soon as practicable; provided that FNF's and FNT's financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which FNT may consider making to its Quarterly Financial Statements and related disclosures, with particular focus on any changes which would have an effect upon FNF's financial statements or related disclosures. No later than five (5) Business Days prior to the date FNF publicly files its Form 10-Q with the SEC, FNT will deliver to FNF the final form of the FNT Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of FNT in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to FNF.

            (v) Annual Financial Statements. As soon as practicable, and in any event no later than twenty (20) Business Days prior to the date on which FNF is required to file a Form 10-K with the SEC, FNT will deliver to FNF
      (A) drafts of the consolidated financial statements of the FNT Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (B) a discussion and analysis by management of the FNT Group's financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the "Annual Financial Statements." FNT may continue to revise such draft Annual Financial Statements prior to the filing thereof in order to make corrections and changes which corrections and changes will be delivered by FNT to FNF as soon as practicable; provided, that FNF and FNT financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which FNT may consider making to its Annual Financial Statements and related disclosures, with particular focus on any changes which would have an effect upon FNF's financial statements or related disclosures. No later than five (5) Business Days prior to the date FNF files its Form 10-K with the SEC, FNT will deliver to FNF the final form of the FNT Annual Financial Statements and certifications thereof by the principal executive and financial officers of FNT in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to FNF.

            (vi) FNT Reports Generally. Each FNT Group member that files information with the SEC will deliver to FNF: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such FNT Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such FNT Group member with the SEC or any securities exchange pursuant to the requirements of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as "FNT Public Filings"), and (B) current drafts of all FNT Public Filings as soon as practicable, but in no event later than four (4) Business Days prior to the earliest of the dates the same are printed, sent or filed, (other than with respect to Form 8-Ks) and, with respect to Form 8-Ks, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned Form 8-Ks and as soon as practicable in the case of unplanned Form 8-Ks. FNT may continue to revise such FNT Public Filings prior to the filing thereof in order to make corrections and changes which corrections and changes will be delivered by FNT to FNF as soon as practicable; provided, that FNF and FNT financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which FNT may consider making to any of its FNT Public Filings and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes which would have an effect upon FNF's financial statements or related disclosures.

            (vii) Budgets and Financial Projections. FNT will, as promptly as practicable, deliver to FNF copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by FNF) relating to FNT on a consolidated basis and will provide FNF an opportunity to meet with management of FNT to discuss such budgets and projections.

            (viii) Other Information. With reasonable promptness, FNT will deliver to FNF such additional financial and other information and data with respect to the FNT Group and its business, properties, financial position, results of operations and prospects as from time to time may be reasonably requested by FNF.

            (ix) Press Releases and Similar Information. FNT and FNF will consult with each other as to the timing and content of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the FNT Group and to comment thereon. FNF and FNT will make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date.

            (x) Cooperation on FNF Filings. FNT will cooperate fully, and cause FNT's Auditors to cooperate fully, with FNF to the extent requested by FNF in the preparation of FNF's public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by FNF with the SEC, any national securities exchange or otherwise made publicly available (collectively, the "FNF Public Filings"). FNT agrees to provide to FNF all information that FNF reasonably requests in connection with any FNF Public Filings or that, in the judgment of FNF, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. FNT will provide such information in a timely manner on the dates requested by FNF (which may be earlier than the dates on which FNT otherwise would be required hereunder to have such information available) to enable FNF to prepare, print and release all FNF Public Filings on such dates as FNF will determine but in no event later than as required by applicable law. FNT will use its commercially reasonable efforts to cause FNT's Auditors to consent to any reference to them as experts in any FNF Public Filings required under any law, rule or regulation. If and to the extent requested by FNF, FNT will diligently and promptly review all drafts of such FNF Public Filings and prepare in a diligent and timely fashion any portion of such FNF Public Filing pertaining to FNT. Prior to any printing or public release of any FNF Public Filing, an appropriate executive officer of FNT will, if requested by FNF, certify that the information relating to any FNT Group member or the Transferred Businesses in such FNF Public Filing is accurate, true, complete and correct in all material respects. Prior to the release or filing thereof, FNF will provide FNT with a draft of any portion of a FNF Public Filing containing information relating to the FNT Group and will give FNT an opportunity to review such information and comment thereon; provided that FNF will determine in its sole and absolute discretion the final form and content of all FNF Public Filings.

            (xi) Confidentiality. Except as required by applicable law, rule, or regulation, FNF agrees to keep confidential all information provided to FNF by FNT or any of FNT's affiliates pursuant to this Section 4.1(a), until the point in time that such information is filed with the SEC or otherwise publicly disclosed.

      (b) Auditors and Accounting. FNT agrees that, during the Coordinated Reporting Period:

            (i) Audit Timing. FNT will use its reasonable best efforts to enable its independent certified public accountants ("FNT's Auditors") to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that FNF's independent certified public accountants ("FNF's Auditors") date their opinion on FNF's audited annual financial statements (the "FNF Annual Statements"), and to enable FNF to meet its timetable for the printing, filing and public dissemination of the FNF

      Annual Statements, all in accordance with Section 4.1(a) hereof and as required by applicable law. FNT will provide to FNF on a timely basis all information that FNF reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the FNF Annual Statements and, without limiting the foregoing, will provide access to the responsible personnel of FNT as required for FNF and FNF's Auditors to prepare financial statements and conduct their audits with respect to the FNT Group.

            (ii) Access to FNT Auditors. FNT will authorize FNT's Auditors to make available to FNF's Auditors both the personnel who performed, or are performing, the annual audit of FNT and work papers related to the annual audit of FNT, in all cases within a reasonable time prior to FNT's Auditors' opinion date, so that FNF's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of FNT's Auditors as it relates to FNF's Auditors' report on FNF's statements, all within sufficient time to enable FNF to meet its timetable for the printing, filing and public dissemination of the FNF Annual Statements.

            (iii) Access to Records. If FNF determines in good faith that there may be some inaccuracy in a FNT Group member's financial statements or deficiency in a FNT Group member's internal accounting controls or operations that could materially impact FNF's financial statements, at FNF's request, FNT will provide FNF's internal auditors with access to the FNT Group's books and records so that FNF may conduct reasonable audits relating to the financial statements provided by FNT under this Agreement as well as to the internal accounting controls and operations of the FNT Group.

            (iv) Notice of Changes. FNT will give FNF as much prior notice as reasonably practicable of any significant changes in FNT's accounting practices or principles from those in effect on the Distribution Date. FNT will consult with FNF and, if requested by FNF, FNT will consult with FNF's Auditors with respect thereto.

            (v) Accounting Changes Requested by FNF. FNT will consult with FNF regarding any changes in its accounting practices or accounting principles that are reasonably requested by FNF in order for FNT's accounting practices and principles to be consistent with those of FNF.

            (vi) Special Reports of Deficiencies or Violations. FNT will report in reasonable detail to FNF the following events or circumstances promptly after any executive officer of FNT or any member of the FNT Board of Directors becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect FNT's ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNT's internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any FNT Group member has formally made to any officers or directors of FNT pursuant to the SEC's attorney conduct rules (17 C.F.R. Part 205).

                        ARTICLE 5. CORPORATE GOVERNANCE

Section 5.1. Corporate Governance Covenants.

      In addition to the other covenants contained in this Agreement and the Ancillary Agreements, FNT hereby covenants and agrees that, for so long as FNF beneficially owns at least fifty percent (50%) of the total voting power of all classes of then outstanding capital stock of FNT entitled to vote generally in the election of directors ("FNT Voting Stock"):

      (a) Neither FNT nor any member of its Group will, without the prior written consent of FNF, take, or cause to be taken, directly or indirectly, any action, or enter into any agreement, that would cause FNF or any member of its Group to violate any law, agreement or judgment.

      (b) FNT will not, without the prior written consent of FNF, take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of FNF to freely sell, transfer, assign, pledge or otherwise dispose of shares of FNT Common Stock or would restrict or limit the rights of any transferee of FNF as a holder of FNT Common Stock. Without limiting the generality of the foregoing, FNT will not, without the prior written consent of FNF, take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, FNF as a FNT stockholder either (i) solely as a result of the amount of Common Stock owned by FNF or (ii) in a manner not applicable to FNT stockholders generally.

      (c) To the extent that FNF is a party to any existing Contracts that provide that certain actions or inactions of the FNF Group (which for purposes of such Contract includes any member of the FNT Group) may result in FNF being in breach of or in default under such Contracts and FNF has advised FNT of the existence, and has furnished FNT with copies, of such Contracts (or the relevant portions thereof), FNT will not take or fail to take, as applicable, and FNT will cause the other members of the FNT Group not to take or fail to take, as applicable, any actions that reasonably could result in FNF being in breach of or in default under any such Contract. The parties acknowledge and agree that from time to time after the date hereof FNF may in good faith (and not solely with the intention of imposing restrictions on FNT pursuant to this covenant) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of the FNF Group (including, for purposes of this Section 5.1(c), members of the FNT Group) may result in FNF being in breach of or in default under such Contracts. In such event, provided FNF has notified FNT of such additional Contracts or amendments to existing Contracts, FNT will not thereafter take or fail to take, as applicable, and FNT will cause the other members of the FNT Group not to take or fail to take, as applicable, any actions that reasonably could result in FNF being in breach of or in default under any such additional Contracts or amendments to existing Contracts. FNF acknowledges and agrees that FNT will not be deemed in breach of this Section 5.1(c) to the extent that, prior to being notified by FNF of an additional Contract or an amendment to an existing Contract pursuant to this Section 5.1(c), a FNT Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 5.1(c) had such action(s) or inaction(s) occurred after such notification, provided that FNT does not, after notification by FNF, take any further action or fail to take any action that contributes further to such breach or default. FNT agrees that any information provided to it pursuant to this Section 5.1(c) will constitute information that is subject to FNT's obligations under Article 6.

      (d) FNT shall not, without FNF's prior written consent, enter into any agreement or arrangement that binds or purports to bind, directly or indirectly, any member of the FNF Group.

Section 5.2. Stock Issuances. FNT will not, without the prior written consent of FNF, issue any shares of stock of any type or other ownership interests or securities, or any rights, warrants or options to acquire shares of stock of any type or other ownership interests or securities (including, without limitation, securities convertible into or exchangeable for shares of capital stock of any type or other ownership interests or securities), if after giving effect to such issuances and considering all of the shares of stock of any type or other ownership interests or securities acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), FNT and FNF would not be affiliated within the meaning of Section 1504(a)(1) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any successor provision, or FNF would not control FNT within the meaning of Section 368(c) of the Code or any successor provision.

                        ARTICLE 6. ACCESS TO INFORMATION

Section 6.1. Restrictions on Disclosure of Information.

      (a) Generally. Without limiting any rights or obligations under any other existing or future agreement between the parties and/or any other members of their respective Groups relating to confidentiality, until the date that is three years after the end of the Coordinated Reporting Period each party will, and each party will cause its respective Group members and its Representatives to, hold in confidence, with at least the same degree of care that applies to FNF's confidential and proprietary information pursuant to confidentiality policies in effect as of the Distribution Date, all confidential and proprietary information concerning the other Group that is either in its possession as of the Distribution Date or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each party, its respective Group members and its Representatives may disclose such information to the extent that such party can demonstrate that such information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties and/or any of their respective Group members relating to confidentiality, or
(ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to any such information. Each party will maintain, and will cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 6.1.

      (b) Disclosure of Third Person Information. Each party acknowledges that it and other members of its Group may have in its or their possession confidential or proprietary information of third Persons that was received under a confidentiality or non-disclosure agreement between such third Person and the other party. Each party will, and will cause its respective Group members and its Representatives to, hold in strict confidence the confidential and proprietary information of third Persons to which any member of such party's Group has access, in accordance with the terms of any agreements entered into between such third Person and the other party or a member of the other party's Group.

Section 6.2. Legally Required Disclosure of Information.

      If either party or any of its respective Group members or Representatives becomes legally required to disclose any information (the "Disclosing Party") that it is otherwise obligated to hold in strict confidence pursuant to Section 6.1, such party will promptly notify the other party (the "Owning Party") and will use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 6.2, the Disclosing Party will (a) disclose only that portion of the information which its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty,
(b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such information, and (c) promptly provide the Owning Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed.

Section 6.3. Access to Information.

      During the Retention Period (as defined in Section 6.4 below), each party will provide to the other party, and will cause its respective Group members and Representatives to provide to the other party, in accordance with the requirements of this Section 6.3, reasonable Access upon reasonable advance written request to all information (other than information which is (a) protected from disclosure by the attorney-client privilege or work product doctrine, (b) proprietary in nature, (c) the subject of a confidentiality agreement between such party and a third Person which prohibits disclosure to the other party, or (d) prohibited from disclosure under applicable law) owned by such party or one of its Group members or within such party's or any of its respective Group member's or Representative's possession which is created prior to the Distribution Date and which relates to the business, assets or liabilities of the requesting party (the "Requestor"), if such access is reasonably required by the Requestor for any bona fide business purpose. "Access" means the obligation of a party in possession of information (the "Possessor") requested by the Requestor to conduct a diligent search designed to identify and locate all requested information that is owned and/or possessed by the Possessor or any respective Group members or Representatives and to collect all such information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at the Requestor's expense, all requested information to the Requestor in the form requested by the Requestor. The Possessor will notify the Requestor in writing at the time of delivery if such information is to be returned to the Possessor. In such case, the Requestor will return such information when no longer needed to the Possessor at the Requestor's expense. In connection with providing information pursuant to this Section 6.3, each party hereto will, upon the request of the other party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested information with and to the Requestor.

Section 6.4. Record Retention.

      FNT will, and will cause each of the other FNT Group members to, adopt and comply with a record retention policy with respect to information owned by or in the possession of the FNT Group and which is created prior to the Distribution Date. FNF will, and FNF will cause each of the other FNF Group members to, comply with the FNF record retention policy with respect to information owned by or in the possession of the FNF Group and which is created prior to the Distribution Date. Each party will, at its sole cost and expense, preserve and retain all information in its respective possession or control that the other party has the right to access pursuant to Section 6.3 or that it is required to preserve and retain for such period as is required in accordance with such record retention policy or for any longer period as may be required by (a) any Government Authority, (b) any litigation matter, (c) applicable law, or (d) any Ancillary Agreement (as applicable, the "Retention Period"). If either party wishes to dispose of any information which it is obligated to retain under this
Section 6.4 prior to the expiration of the Retention Period, then that party will first provide forty-five (45) days' written notice to the other party, and the other party will have the right, at its option and expense, upon prior written notice within such 45-day period, to take possession of such information within ninety (90) days after the date of the notice provided pursuant to this
Section 6.4. Written notice of intent to dispose of such information will include a description of the information in detail sufficient to allow the other party to reasonably assess its potential need to retain such materials.

Section 6.5. Production of Witnesses.

      Each party will use commercially reasonable efforts, and will cause each of its respective Group members to use commercially reasonable efforts, to make reasonably available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

Section 6.6. Reimbursement.

      Unless otherwise provided in this Article 6, each party providing access to information or witnesses to the other party pursuant to Section 6.3, 6.4 or
6.5 will be entitled to receive from the receiving party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation and overhead expenses) as may be reasonably incurred in providing such information or witnesses.

Section 6.7. Other Agreements Regarding Access to Information.

      The rights and obligations of the parties under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement or any Ancillary Agreement.

                        ARTICLE 7. ADDITIONAL COVENANTS

Section 7.1. Performance.

      FNF will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the FNF Group. FNT will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the FNT Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any action inconsistent with such party's obligations under this Agreement or any Ancillary Agreement.

Section 7.2. Insurance Matters.

      (a) Coverage. Until the Cut-off Date, FNF shall use its reasonable best efforts to enable FNT and its subsidiaries and their respective directors and officers to be covered under all policies of insurance maintained by FNF for itself, its Subsidiaries and their respective directors and officers generally. FNT will promptly pay or reimburse FNF, as the case may be, for all costs and expenses associated with this coverage that are allocated by FNF to FNT and its Subsidiaries in accordance with FNF's customary allocation methodology. FNT, its Subsidiaries and each of their directors and officers may review such policies upon request. FNF agrees to cooperate with and assist FNT in FNT obtaining directors', officers' and other insurance coverage after the termination of coverage under FNF's policies, including without limitation in obtaining any tail coverage sought by FNT with respect to periods prior to such termination.

      (b) Payments and Reimbursements. All payments and reimbursements by FNT pursuant to this Section 7.2 will be made promptly but in any event within thirty (30) days after FNT's receipt of an invoice therefor from FNF.

      (c) Historical Loss Data. FNF will provide FNT with Access, upon written request, to historical insurance loss information relating to the Transferred Businesses and any other information relating to FNF's historic insurance program with respect to the Transferred Businesses. Any such information provided to FNT pursuant to this provision will also be subject to the provisions of Section 6.3.

                           ARTICLE 8. INDEMNIFICATION

Section 8.1. Indemnification by FNT Group.

      FNT will indemnify, defend and hold harmless FNF, each member of the FNF Group, each of their respective past, present and future Representatives, and each of their respective successors and assigns (collectively, the "FNF Indemnified Parties") from and against any and all Indemnifiable Losses incurred or suffered by the FNF Indemnified Parties arising or resulting from the following, whether, except as set forth below, such Indemnifiable Losses arise or accrue prior to, on or following the Distribution Date:

      (a) the ownership or operation of the assets or properties, and the operations or conduct, of the Transferred Businesses, or any other business of the FNT Group, whether arising before or after the Distribution Date (for the avoidance of doubt, this clause (a) shall include, without limitation, any Indemnifiable Losses of the FNF Indemnified Parties arising or resulting from the action titled McCabe v. Fidelity National Financial Inc., et al or any alleged or actual conduct that forms the basis for such action);

      (b) without limiting clause (a), any guarantee, indemnification obligation, surety bond or other credit support arrangement by FNF or any of its Affiliates for the benefit of FNT or any of FNT's Affiliates, subject to any limitations on liability in such agreement;

      (c) any breach by FNT or any of FNT's Affiliates of this Agreement, the Ancillary Agreements, any other agreement to which any of them is a party, FNT's certificate of incorporation, FNT's by-laws or any law or regulation;

      (d) any untrue statement of, or omission to state, a material fact in the FNF Public Filings to the extent it was as a result of information that FNT furnished to FNF or which FNF incorporated by reference from the FNT Public Filings, if such statement or omission was made or occurred after the Distribution Date; and

      (e) any untrue statement of, or omission to state, a material fact in any registration statement or any prospectus that FNT may prepare or any FNT Public Filing, except to the extent the statement was made or omitted in reliance upon information provided to FNT by FNF expressly for use in any registration statement, prospectus or FNT Public Filing, or information relating to and provided by any underwriter expressly for use in any registration statement or prospectus.

Section 8.2. Indemnification by FNF Group.

      FNF will indemnify, defend and hold harmless each member of the FNT Group, each of their respective past, present and future Representatives, and each of their respective successors and assigns (collectively, the "FNT Indemnified Parties") from and against any and all Indemnifiable Losses incurred or suffered by the FNT Indemnified Parties arising or resulting from the following, whether, except as set forth below, such Indemnifiable Losses arise or accrue prior to, on or following the Distribution Date:

      (a) the ownership or operation of the assets or properties, and the operations or conduct, of FNF and all other members of the FNF Group, whether arising before or after the Distribution Date;

      (b) any guarantee, indemnification obligation, surety bond or other credit support arrangement by FNT or any of its Affiliates for the benefit of FNF or any of FNF's Affiliates, subject to any limitations on liability in such agreement;

      (c) any breach by FNF or any of its Affiliates of this Agreement, any of the Ancillary Agreements, any other agreement to which any of them is a party, FNF's certificate of incorporation, FNF's by-laws, or any law or regulation;

      (d) any untrue statement of, or omission to state, a material fact in the FNT Public Filings to the extent it was as a result of information that FNF furnished to FNT or which FNT incorporated by reference from FNF's Public Filings;

      (e) any untrue statement of, or omission to state, a material fact contained in any registration statement or any prospectus that FNT may prepare, but only to the extent the untrue statement or omission was made or omitted in reliance upon information provided by FNF expressly for use in any registration statement or prospectus; and

      (f) any action or liability arising as a result of the Distribution.

Section 8.3. Claim Procedure.

      (a) Claim Notice. A party that seeks indemnity under this Article 8 (an "Indemnified Party") will give written notice (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party"), whether the Damages sought arise from matters solely between the parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

      (b) Response to Notice of Claim. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, in which case the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the parties will resort to the dispute resolution procedures set forth in Section 9.3.

      (c) Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) Business Days after the receipt of the notice referenced in Section 8.3(b)(ii) hereof, the parties will begin the process of resolving the matter in accordance with the dispute resolution provisions of Section 9.3 hereof. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such resolution.

      (d) Third Party Claims.

            (i) In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a "Third-Party Claim") with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8, the Indemnified Party will give written notification to the Indemnifying Party of the

      Third-Party Claim. Such notification will be given within five (5) Business Days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

            (ii) The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of one separate counsel to all Indemnified Parties will be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

            (iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

Section 8.4. Contribution.

      (a) If the indemnification provided for in this Article 8 is unavailable to, or insufficient to hold harmless an Indemnified Party under Section 8.1(d), 8.1(e), 8.2(d) or 8.2(e)
hereof in respect of any Indemnifiable Losses referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemifiable Losses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemifying Party and the Indemnified Party in connection with the actions which resulted in Indemnifiable Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, another other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      (b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (a) above. The amount paid or payable by an Indemnified Party as a result of the Indemnifiable Losses referred to in paragraph (a) above shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 8.5. Limitations.

      (a) Insurance Proceeds; Third Party Coverage. The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less
(Y) the full amount of such indemnifiable Damages.

      (b) Tax Characterization. Any indemnification payment made under this Agreement will be characterized for Tax purposes as a contribution or distribution or payment of an assumed or retained liability, as applicable.

      (c) Other Agreements. Notwithstanding anything to the contrary in Section
8.1 or Section 8.2, (i) indemnification with respect to Taxes shall be governed exclusively by the Tax Matters Agreement, (ii) to the extent the Intellectual Property Cross License Agreement specifically provides indemnification with respect to Third-Party Claims for infringement of Intellectual Property rights, the Intellectual Property Cross License Agreement shall govern with respect to that indemnification, and (iii) to the extent the Employee Matters Agreement specifically provides indemnification with respect to certain employee-related Liabilities, the Employee Matters Agreement shall govern with respect to that indemnification. To the extent indemnification is not provided in such Ancillary Agreements, the terms of this Agreement shall govern.

      (d) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 8.5(f).

                            ARTICLE 9. MISCELLANEOUS

Section 9.1. Governing Law.

      The internal laws of the State of Florida (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement (including, for the avoidance of doubt, those claims or disputes referenced in Section 9.3(f)) and, unless expressly provided therein, each Ancillary Agreement, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 9.2. Jurisdiction.

      Subject to Section 9.3, if any Dispute arises out of or in connection with this Agreement or any Ancillary Agreement, except as expressly contemplated by another provision of this Agreement or any Ancillary Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Duval County, Florida, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 9.3. Dispute Resolution.

      (a) Amicable Resolution. FNF and FNT mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement or any Ancillary Agreement, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between any FNF Group member and any FNT Group member as to the interpretation of any provision of this Agreement or any Ancillary Agreement executed in connection herewith or therewith (or the performance of obligations hereunder or thereunder), then unless otherwise provided in any Ancillary Agreement, the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this Section 9.3(a) (the "Steering Committee"). The Steering Committee will have two members, one of whom will be appointed by FNF and the other of whom will be appointed by FNT, and each of whom shall be a senior executive of the party appointing the member. The Steering Committee will make a good faith effort to promptly resolve all Disputes referred to it. Steering Committee decisions will be unanimous and will be binding on FNF and FNT. If the Steering Committee does not agree to a resolution of a Dispute within fifteen
(15) days after the reference of the matter to it, the Dispute will be referred to the Presidents of FNF and of FNT. If the Presidents do not agree to a resolution of the Dispute within fifteen (15) days after the reference of the matter to them, then the parties will be free to exercise the remedies available to them under applicable law, subject to Sections 9.3(b) and 9.3(c).

      (b) Mediation. In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 9.3(a), the parties intend that such Dispute be resolved by mediation. If the Steering Committee is unable to resolve the Dispute as contemplated by Section 9.3(a), either FNF or FNT may demand mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within ten (10) days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. Each of FNF and FNT will bear its own costs of mediation but both parties will share the costs of the mediator equally.

      (c) Arbitration. In the event that the Dispute is not resolved in a friendly manner as set forth in Section 9.3(a) or through mediation pursuant to
Section 9.3(b), the latter within thirty (30) days of the submission of the Dispute to mediation, either party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 9.3(c). All Disputes submitted to arbitration pursuant to this Section 9.3(c) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. The arbitration shall be by a single qualified arbitrator ("Arbitrator") experienced in the matters at issue, such Arbitrator to be mutually agreed upon by FNF and FNT. If the parties fail to agree on an Arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the Arbitrator. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the Arbitrator (or any place agreed to by the parties and the Arbitrator). Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by any party to the Dispute in any court having jurisdiction over the subject matter or over any of the parties. The parties agree that the length of time to be provided in any arbitration action to conduct discovery shall be limited to ninety (90) days, the length of time to conduct the arbitration hearing shall be limited to ten (10) days (with each party having equal time) and that the Arbitrator shall be required to render his or her decision within thirty (30) days of the completion of the arbitration hearing. All costs and expenses incurred by the Arbitrator shall be shared equally by the parties. Each party shall bear its own costs and expenses in connection with any such arbitration proceeding. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.

      (d) Non-Exclusive Remedy.

            (i) Nothing in this Section 9.3 will prevent either FNF or FNT from commencing formal litigation proceedings or seeking injunctive or similar relief if any delay resulting from efforts to mediate such Dispute could result in serious and irreparable injury to FNF, FNT or any member of either party's Group.

            (ii) Nothing in this Section 9.3 will prevent either FNF or FNT from immediately seeking injunctive or interim relief in the event of any actual or threatened breach of any confidentiality provisions of this Agreement. If an arbitral tribunal has not been appointed with respect to any Dispute at the time of such actual or threatened breach, then either party may seek such injunctive or interim relief from any court with jurisdiction over the matter. If an arbitral tribunal has been appointed with respect to any Dispute at the time of such actual or threatened breach, then the parties agree to submit to the jurisdiction of the state and federal courts of Duval County, Florida, pursuant to Section 9.2, with respect to such matter.

      (e) Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, FNF and FNT are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to Section 8.3, this
Section 9.3 or otherwise, and each party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 9.3(e).

Section 9.4. Notices.

      Each party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 9.4: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or
(d) pre-paid, United States
of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 9.4 and will be deemed given on the date that the intended addressee actually receives the notice.

         If to FNF, to

                  Fidelity National Financial, Inc.
                  Attention: General Counsel
                  601 Riverside Avenue
                  Jacksonville, FL, 32201
                  Telephone:    904.854.8152

         If to FNT, to:

                  Fidelity National Title Group, Inc.
                  Attention: General Counsel
                  601 Riverside Avenue
                  Jacksonville, FL, 32201
                  Telephone:    904.854.8100

Section 9.5. Binding Effect and Assignment.

      This Agreement and each Ancillary Agreement binds and benefits the parties and their respective successors and assigns. Notwithstanding anything in Section
6.8 to the contrary, neither party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Agreement without the written consent of the other party which consent may be withheld in such party's sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, either party may assign this Agreement and any Ancillary Agreement in connection with a merger transaction in which such party is not the surviving entity or the sale of all or substantially all of its assets.

Section 9.6. Severability.

      If any provision of this Agreement or any Ancillary Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement or such Ancillary Agreement, as the case may be, shall remain in full force, if the essential terms and conditions of this Agreement or such Ancillary Agreement, as the case may be, for each party remain valid, binding and enforceable.

Section 9.7. Entire Agreement.

      This Agreement constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties' agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement. In the event of any conflict between any provision in this Agreement and any provision in any Ancillary Agreement pertaining to the subject matter of such Ancillary Agreement, the specific provisions in such Ancillary Agreement will control over the provisions in this Agreement.

Section 9.8. Counterparts.

      The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature is as effective as signing and delivering the counterpart in person.

Section 9.9. Expenses.

      Except as otherwise set forth herein or in any Ancillary Agreement, FNT shall be responsible for all costs (including third party costs) incurred in connection with this Agreement.

Section 9.10. Amendment.

      The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 9.11. Waiver.

      The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party's rights and remedies in this Agreement is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 9.12. Authority.

      Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the Ancillary Agreements to which it is a party, and
(d) this Agreement and each of the Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 9.13. Construction of Agreement.

      (a) Where this Agreement states that a party "will" or "shall" perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement or such Ancillary Agreement, as applicable.

      (b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

      (c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any party under any rule of construction, and no party shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

      (d) This Agreement is for the sole benefit of the parties hereto and their respective Group members and, except for the indemnification rights of the FNF Indemnified Parties and the FNT Indemnified Parties under this Agreement, do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of FNF or FNT) other than the parties signing this Agreement and their respective Group members.

      (e) The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance.

      (f) For purposes of this Agreement, after the Distribution Date the Transferred Businesses will be deemed to be the business of FNT and the FNT Group, and all references made in this Agreement to FNT as a party which operates as of a time following the Distribution Date, will be deemed to refer to all members of the FNT Group as a single party where appropriate.

      (g) Any reference in this Agreement to a "member" of a Group means a party to this Agreement or another Person referred to in the definition of FNT Group or FNF Group, as applicable.

Section 9.14. Termination.

      This Agreement may be terminated only by mutual consent of both FNT and FNF.

Section 9.15. Limitation on Damages.

      EXCEPT TO THE EXTENT OF ANY INDEMNIFICATION OBLIGATIONS HEREUNDER, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN

CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT.

      In witness whereof, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

                                             Fidelity National Financial, Inc.

                                             ___________________________________

                                             By: _______________________________
                                             Title: ____________________________

                                             Fidelity National Title Group, Inc.

                                             ___________________________________

                                             By: _______________________________
                                             Title:_____________________________

                                      -28-